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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED
                                                                          JUNE 30,
                                                                -----------------------------
                                                                   1999               1998
                                                                ----------         ----------
Weighted average number of shares of Common Stock
  outstanding...............................................    37,472,895         34,287,298
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...       834,342          2,077,915
                                                                ----------         ----------
Weighted average shares outstanding.........................    38,307,237         36,365,213
                                                                ==========         ==========
Actual or pro forma net income..............................     7,261,000          2,863,000
                                                                ==========         ==========
Actual or pro forma net income per common share.............    $     0.19         $     0.08
                                                                ==========         ==========

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30,
                                                                -------------------------------
                                                                   1999                1998
                                                                -----------         -----------
Weighted average number of shares of Common Stock
  outstanding...............................................     36,917,707          33,990,746
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...      1,203,361                  --
                                                                -----------         -----------
Weighted average shares outstanding.........................     38,121,068          33,990,746
                                                                ===========         ===========
Pro forma net income (loss).................................    $17,496,000         $(2,357,000)
                                                                ===========         ===========
Pro forma net income (loss) per common share................    $      0.46         $     (0.07)
                                                                ===========         ===========